Exhibit 99.3

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Station Casinos Inc

From:	Goldman, Sachs & Co.

Subject:	Accelerated Stock Buyback

Ref. No:	As provided in the Trade Notification

Date:	April 3, 2006

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Station Casinos Inc (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.             This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of April 3, 2006 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.             The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	April 3, 2006

Hedge Completion Date:	As set forth in the Trade Notification, but in no event later than April 10, 2006.

Termination Date:

The date that follows the first Exchange Business Day of the Calculation Period by three months, subject to GS&Co.’s right to accelerate the Termination Date to a date on or after the First Acceleration Date.

First Acceleration Date:	The date that follows the first Exchange Business Day of the Calculation Period by one month, or, if such date is not an Exchange Business Day, the next following Exchange Business Day.

Minimum Shares:	A number of shares equal to (a) the Prepayment Amount divided by (b) 108.5% of the Hedge Period Reference Price.

Maximum Shares:	A number of shares equal to (a) the Prepayment Amount divided by (b) 95.5% of the Hedge Period Reference Price.

Ordinary Dividend Amount:	For any calendar quarter, USD 0.25

3.             Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

B-1

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:	/s/ Frank J. Hujber
Authorized Signatory

Agreed and Accepted By:

STATION CASINOS INC

By:	/s/ Glenn C. Christenson
Name:
Title: